Exhibit 99.1

Pulmatrix Announces Second Quarter 2024 Financial Results and Provides Corporate Update

Completed series of transactions with MannKind Corporation validating iSPERSE™ technology and extending projected cash runway into Q4 2026

$12.4 million in cash and cash equivalents at the end of Q2 2024, with an additional $1.4 million in restricted cash becoming unrestricted in August 2024

Pursuing strategic alternatives to further leverage iSPERSE™ and optimize the potential of PUR3100

Framingham, Mass., August 13, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary disease using its patented dry powder inhalation iSPERSE™ technology, today announced second quarter financial results for 2024 and provided a corporate update on its clinical assets.

Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, commented, “Our focus in the second quarter has been to continue our cost saving measures, to complete the transactions with MannKind and to continue the wind down of the Phase 2b study for PUR1900. We believe that this has allowed us to reposition ourselves as a virtual company while continuing to focus on strategic alternatives that leverage the potential of PUR3100 and our iSPERSE™ technology.”

Second Quarter 2024 and Recent Program and Corporate Highlights

PUR3100

●	PUR3100 is an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™ for the treatment of acute migraine. Pulmatrix is currently exploring financing or partnership arrangements to develop and initiate a potential Phase 2 clinical study for PUR3100.
●	In 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter to proceed with a Phase 2 study, positioning PUR3100 as Phase 2-ready. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine.
●	The planned Phase 2 trial builds on the Phase 1 trial results, which were published in 2023 and presented at the American Headache Society’s 65th Annual Meeting in June 2023. In May 2024, Pulmatrix announced a peer-reviewed publication of Phase 1 clinical results in the publication Headache: The Journal of Head and Face Pain.
●	The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (IV) administered DHE dose group.

PUR1800

●	PUR1800 is a Narrow Spectrum Kinase Inhibitor, engineered with our iSPERSE™ technology, for the treatment of acute exacerbations in chronic obstructive pulmonary disease (AECOPD). In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for AECOPD, indicating PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.
●	Pulmatrix plans to pursue partnership or other alternatives to monetize or advance PUR1800.

PUR1900

●	PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need. In agreement with its partner Cipla, Pulmatrix has stopped patient enrollment for the Phase 2b study of PUR1900. The decision to stop the study was unrelated to any safety concerns. This study had been ongoing since the first quarter of 2023. The Company remains on track to complete all Phase 2b wind down activities within the third quarter of 2024.
●	After the study wind down, Pulmatrix will bear no further financial responsibility for the development of PUR1900 and will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900.

Second Quarter 2024 Financial Results

Revenues decreased approximately $0.3 million to $1.6 million for the three months ended June 30, 2024, compared to $1.8 million for the three months ended June 30, 2023. The decrease is primarily related to the continued winding down of the PUR1900 Phase 2b clinical trial, for which the Company incurred fewer expenses eligible for reimbursement under its Agreement with Cipla as compared to the corresponding period in the previous year.

Research and development expenses decreased approximately $1.3 million to $2.8 million for the three months ended June 30, 2024, compared to $4.2 million for the three months ended June 30, 2023. The decrease was primarily due to winding down the PUR1900 Phase 2b clinical trial.

General and administrative expenses increased approximately $0.3 million to $2.0 million for the three months ended June 30, 2024, compared to $1.7 million for the three months ended June 30, 2023. The increase was primarily due to an increase in incurred legal costs.

The company recognized a $2.6 million loss on its disposal group of held for sale assets as of June 30, 2024, representing the current period write-down for the fair value of certain assets to be transferred to MannKind Corporation in the third quarter of 2024.

The Company’s total cash and cash equivalents balance as of June 30, 2024, was $12.4 million plus $1.4 million in short-term restricted cash, which was released in August 2024, providing additional cash available to use in operations. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the fourth quarter of 2026.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,379	$19,173
Restricted cash	1,421	-
Accounts receivable	635	928
Prepaid expenses and other current assets	1,201	742
Total current assets	15,636	20,843
Property and equipment, net	-	1,158
Operating lease right-of-use asset	-	10,309
Long-term restricted cash	51	1,472
Other long-term assets	93	176
Total assets	$15,780	$33,958
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$393	$1,915
Accrued expenses and other current liabilities	1,783	947
Operating lease liability	24	429
Deferred revenue	270	618
Total current liabilities	2,470	3,909
Deferred revenue, net of current portion	-	3,727
Operating lease liability, net of current portion	-	8,327
Total liabilities	2,470	15,963
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at June 30, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at June 30, 2024 and December 31, 2023	-	-
Additional paid-in capital	305,893	305,592
Accumulated deficit	(292,583)	(287,597)
Total stockholders’ equity	13,310	17,995
Total liabilities and stockholders’ equity	$15,780	$33,958

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$1,552	$1,844	$7,437	$3,343

Operating expenses:
Research and development	2,834	4,165	6,346	8,039
General and administrative	2,001	1,670	3,627	3,880
Loss on disposal group held for sale	2,618	-	2,618	-
Total operating expenses	7,453	5,835	12,591	11,919
Loss from operations	(5,901)	(3,991)	(5,154)	(8,576)
Other income (expense):
Interest income	133	236	293	458
Other expense, net	(43)	(61)	(125)	(146)
Total other income (expense), net	90	175	168	312
Net loss	$(5,811)	$(3,816)	$(4,986)	$(8,264)
Net loss per share attributable to common stockholders – basic and diluted	$(1.59)	$(1.04)	$(1.37)	$(2.26)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285	3,652,285	3,651,531

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat central nervous system (“CNS”), respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for CNS disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com